UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2011

KKR Financial Holdings LLC

(Exact Name of Registrant as specified in its charter)

Delaware	001-33437	11-3801844
(State or other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

555 California Street, 50th Floor, San Francisco, California	94104
(Address of principal executive office)	(Zip Code)

415-315-3620

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13.e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

KKR Financial CLO 2011-1

On March 31, 2011, KKR Financial CLO 2011-1, Ltd. (“CLO 2011-1”), a recently formed subsidiary of KKR Financial Holdings LLC (the “Company”) and exempted company incorporated with limited liability under the laws of the Cayman Islands, closed a limited recourse $400 million financing transaction (the “CLO Transaction”) secured by substantially all of the assets of CLO 2011-1. Pursuant to the terms of the CLO Transaction, CLO 2011-1 will issue senior notes (the “Senior Notes”) in an aggregate principal amount of up to $300 million, mezzanine notes (the “Mezzanine Notes”) in an aggregate principal amount of $20 million, and subordinated notes (the “Subordinated Notes,” and together with the Senior Notes and the Mezzanine Notes, the “CLO Debt”) in an aggregate principal amount of $80 million, with each tranche having a stated final maturity date of April 2, 2018. CLO 2011-1 will use the proceeds received by it in the CLO Transaction to purchase a portfolio of senior secured commercial loans (together with all assets received from time to time in exchange therefor and all cash and cash equivalents held by CLO 2011-1, the “Collateral”). The CLO Transaction is non-recourse to the Company.

The Company has purchased all of the Mezzanine Notes and the Subordinated Notes for an aggregate purchase price of $100 million. KKR Financial Advisors II, LLC, an affiliate of the Company’s external adviser, will act as collateral manager for the CLO Transaction.

Interest will accrue on the Senior Notes at a rate of LIBOR plus 1.35% per annum, and will be payable quarterly in arrears. Interest on the Mezzanine Notes will accrue at a rate of LIBOR plus 5.00% per annum, and will be payable quarterly in arrears to the extent of available proceeds. Subordinated Notes do not have a stated interest rate; instead, the holders thereof are entitled to the residual proceeds available to CLO 2011-1 following payment of Expenses (as defined below) and payments due to holders of the Senior Notes and Mezzanine Notes. CLO 2011-1 may prepay the Senior Notes, subject to a prepayment fee, at any time following a non-call period that ends no later than nine months after the closing date.

All principal, interest, and other proceeds received on the Collateral will be distributed on a quarterly basis to (i) make payments when due to holders of the CLO Debt and (ii) pay taxes and certain administration fees and expenses (collectively, “Expenses”), in accordance with priority of payment provisions specified in the CLO Transaction documents. So long as certain coverage ratios for the Senior Notes are maintained and no event of default occurs and is continuing under the relevant CLO Transaction documents, the Company, as holder of the Mezzanine Notes and the Subordinated Notes, will be entitled to receive principal and interest payments on each quarterly payment date to the extent that any such proceeds are available following payment of Expenses and payments due to holders of the Senior Notes.

Following the repayment in full of the Senior Notes, the Mezzanine Notes and Subordinated Notes may be redeemed at any time with the consent of holders of two-thirds of the aggregate outstanding principal amount of the Subordinated Notes.

Pursuant to the CLO Transaction documents, following the occurrence and during the continuance of an event of default, all proceeds received by CLO 2011-1 from the Collateral will be applied first to repay the Senior Notes and a portion of the Expenses before any remaining proceeds can be applied to repay the remaining Expenses and any principal and interest due on the Mezzanine Notes or the Subordinated Notes.

The CLO Transaction documents include customary events of default, including, but not limited to, the failure to make payments of interest on, or principal of, any Senior Notes when due, the failure to comply with certain covenants and agreements specified in the CLO Transaction documents, and certain events of insolvency.  If an event of default occurs and is continuing, holders representing a majority of the Senior Notes may declare the principal amount of all outstanding Senior Notes, together with any accrued and unpaid interest, immediately due and payable and may cause the Collateral to be liquidated to satisfy such obligations.  Such majority holders may also accelerate all outstanding Senior Notes and liquidate the Collateral under certain other limited circumstances, including the failure to maintain a minimum Collateral-to-Senior Notes ratio of 103% (with the value as the Collateral generally equal to the par value thereof).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KKR FINANCIAL HOLDINGS LLC

	By:	/s/ MICHAEL R. MCFERRAN
	Name:	Michael R. McFerran
	Title:	Chief Financial Officer

Date: March 31, 2011